Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries,
(2)Registration Statement (Form S-3 No. 333-232439) of Genesis Energy, L.P.,
(3)Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P.,
(4)Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P.,
(5)Registration Statement (Form S-3 No. 333-235606) of Genesis Energy, L.P., and
(6)Registration Statement (Form S-3 No. 333-255327) of Genesis Energy, L.P. and subsidiaries.

of our report dated February 24, 2023, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C. included in this Annual Report (Form 10-K) of Genesis Energy, L.P. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Houston, Texas
February 24, 2023